EXHIBIT 10.7

AIRSCULPT TECHNOLOGIES, INC.

FORM OF RSU AWARD GRANT NOTICE

(2021 EQUITY INCENTIVE PLAN)

AirSculpt Technologies, Inc. (the “Company”) has awarded to you (the “Participant”) the number of restricted stock units specified and on the terms set forth below in consideration of your services (the “RSU Award”). Your RSU Award is subject to all of the terms and conditions as set forth herein and in the AirSculpt Technologies, Inc. 2021 Equity Incentive Plan (the “Plan”) and the Award Agreement (the “Agreement”), which are attached hereto and incorporated herein in their entirety. Capitalized terms not explicitly defined herein but defined in the Plan or the Agreement shall have the meanings set forth in the Plan or the Agreement.

Participant:
Date of Grant:
Vesting Commencement Date:
Number of Restricted Stock Units:
Vesting Schedule:

•     One-third (1/3) of the Restricted Stock Units will vest on the first anniversary of the Date of Grant;

•     One-third (1/3) of the Restricted Stock Units will vest on the second anniversary of the Date of Grant; and

•      One-third (1/3) of the Restricted Stock Units will vest on the third anniversary of the Date of Grant.

Notwithstanding the foregoing, vesting shall terminate immediately upon the Participant’s termination of employment with the Company and all then unvested Restricted Stock Units shall terminate immediately, automatically and without consideration on the date of such termination, subject to the Accelerated Vesting provision below; provided, however, notwithstanding the foregoing, the Board in its sole discretion may determine to continue the vesting of then unvested Restricted Stock Units during any period in which the Participant’s Continuous Service with the Company continues notwithstanding the Participant’s termination of employment.

Accelerated Vesting: In the event that the Participant’s employment is terminated (i) by the Company without Cause, (ii) by the Participant with Good Reason, or (iii) due to the Participant’s death or Disability, then, in each case, subject to Section 5 of the RSU Award Agreement, [all Restricted Stock Units granted hereunder shall accelerate and vest on the date of the Participant’s termination of employment.] [all Restricted Stock Units granted hereunder that would have vested during the twelve (12) month period immediately following the date of termination of the Participant’s employment shall accelerate and vest on the date of termination of the Participant’s employment.] For purposes of the RSU Award Agreement, “Good Reason” shall have the meaning ascribed to such term in the Participant’s employment agreement with the Company dated as of [___], as may be amended from time to time.

Issuance Schedule:    One share of Common Stock will be issued at the time set forth in Sections 5 and 6 of the Agreement for each Restricted Stock Unit which vests.

Participant Acknowledgments: By your signature below or by electronic acceptance or authentication in a form authorized by the Company, you understand and agree that:

•	The RSU Award is governed by this RSU Award Grant Notice (the “Grant Notice”), and the provisions of the Plan and the Agreement, all of which are made a part of this document. Unless otherwise provided in the Plan, this Grant Notice and the Agreement (together, the “RSU Award Agreement”) may not be modified, amended or revised except in a writing signed by you and a duly authorized officer of the Company.

•	You have read and are familiar with the provisions of the Plan, the RSU Award Agreement and the Prospectus. In the event of any conflict between the provisions in the RSU Award Agreement, or the Prospectus and the terms of the Plan, the terms of the Plan shall control.

•	The RSU Award Agreement sets forth the entire understanding between you and the Company regarding the acquisition of Common Stock and supersedes all prior oral and written agreements, promises and/or representations on that subject with the exception of: (i) other equity awards previously granted to you, and (ii) any written employment agreement, offer letter, severance agreement, written severance plan or policy, or other written agreement between the Company and you in each case that specifies the terms that should govern this RSU Award.

AIRSCULPT TECHNOLOGIES, INC.		PARTICIPANT:

By:
	Signature		Signature
Title:		Date:

Date:

AIRSCULPT TECHNOLOGIES, INC.

AWARD AGREEMENT

(2021 EQUITY INCENTIVE PLAN)

As reflected by your RSU Award Grant Notice (“Grant Notice”), AirSculpt Technologies, Inc. (the “Company”) has granted you a RSU Award under the AirSculpt Technologies, Inc. 2021 Equity Incentive Plan (the “Plan”), attached hereto as Exhibit A, for the number of restricted stock units as indicated in your Grant Notice (the “RSU Award”). The terms of your RSU Award as specified in this Award Agreement for your RSU Award (this “Agreement”) and the Grant Notice constitute your “RSU Award Agreement”. Defined terms not explicitly defined in this Agreement but defined in the Grant Notice or the Plan shall have the same definitions as in the Grant Notice or Plan, as applicable.

The general terms applicable to your RSU Award are as follows:

1.	GOVERNING PLAN DOCUMENT. Your RSU Award is subject to all the provisions of the Plan, including but not limited to the provisions in:

(a) Section 6 of the Plan regarding the impact of a Capitalization Adjustment, dissolution, liquidation, or Corporate Transaction on your RSU Award;

(b) Section 9(e) of the Plan regarding the Company’s retained rights to terminate your Continuous Service notwithstanding the grant of the RSU Award; and

(c) Section 8 of the Plan regarding the tax consequences of your RSU Award.

Your RSU Award is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the RSU Award Agreement and the provisions of the Plan, the provisions of the Plan shall control.

2.	GRANT OF THE RSU AWARD. This RSU Award represents your right to be issued on a future date the number of shares of the Company’s Common Stock that is equal to the number of restricted stock units indicated in the Grant Notice as modified to reflect any Capitalization Adjustment and subject to your satisfaction of the vesting conditions set forth therein (the “Restricted Stock Units”). Any additional Restricted Stock Units that become subject to the RSU Award pursuant to Capitalization Adjustments as set forth in the Plan and the provisions of Section 3 below, if any, shall be subject, in a manner determined by the Board, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other Restricted Stock Units covered by your RSU Award.

3.	DIVIDEND EQUIVALENTS. If cash dividends or other cash distributions are paid in respect of the shares of the Company’s Common Stock underlying unvested Restricted Stock Units, then a dividend equivalent equal to the amount paid in respect of one share of Common Stock shall accumulate and be paid with respect to each unvested Restricted Stock Unit at time of settlement; provided that any dividend equivalent rights granted shall be subject to the same vesting terms as the related Restricted Stock Units.

4.	WITHHOLDING OBLIGATIONS. As further provided in Section 8 of the Plan, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for, any sums required to satisfy the federal, state, local and foreign tax withholding obligations, if any, which arise in connection with your RSU Award (the “Withholding Obligation”) in accordance with the withholding procedures established by the Company. Unless the Withholding Obligation is satisfied, the Company shall have no obligation to deliver to you any Common Stock in respect of the RSU Award. In the event the Withholding Obligation of the Company arises prior to the delivery to you of Common Stock or it is determined after the delivery of Common Stock to you that the amount of the Withholding Obligation was greater than the amount withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.

5.	RELEASE AGREEMENT. Any obligation of the Company to deliver to you shares of Common Stock in respect of Restricted Stock Units that have vested due to the Accelerated Vesting provision of the Grant Notice, as a result of your termination of employment, is conditioned upon you delivering to the Company and not revoking a general release of all claims in the form attached to your employment agreement with the Company (the “Release Agreement”), within 60 days following your termination of employment (the “Release Period”). Following the date on which the Release Agreement becomes fully effective and irrevocable but no later than seventy (70) days following the date of termination of your employment, the Company shall deliver to you a number of shares of Common Stock equal to the aggregate number of Restricted Stock Units that have vested pursuant to the Accelerated Vesting provision of the Grant Notice; provided, that if the Release Period spans two (2) calendar years, the shares of Common Stock shall be delivered to you in the later calendar year. If the Release Agreement does not become fully effective and irrevocable prior to the expiration of the Release Period, all Restricted Stock Units will be forfeited immediately, automatically and without consideration as of the date of your termination of employment.

6.	DATE OF ISSUANCE.

(a) The issuance of shares in respect of the Restricted Stock Units is intended to comply with Treasury Regulations Section 1.409A-1(b)(4) and will be construed and administered in such a manner. Subject to the satisfaction of the Withholding Obligation, if any, in the event one or more Restricted Stock Units vests, the Company shall issue to you one (1) share of Common Stock for each Restricted Stock Unit that vests on the applicable vesting date(s) (subject to any adjustment under Section 3 above, and subject to any different provisions in the Grant Notice or in Section 5 above). Each issuance date determined by this paragraph is referred to as an “Original Issuance Date.”

(b) If the Original Issuance Date falls on a date that is not a business day, delivery shall instead occur on the next following business day. In addition, if:

(i)	the Original Issuance Date does not occur (1) during an “open window period” applicable to you, as determined by the Company in accordance with the Company’s then-effective policy on trading in Company securities, or (2) on a date when you are otherwise permitted to sell shares of Common Stock on an established stock exchange or stock market (including but not limited to under a previously established written trading plan that meets the requirements of Rule 10b5-1 under the Exchange Act and was entered into in compliance with the Company’s policies (a “10b5-1 Arrangement”)), and

(ii)	either (1) a Withholding Obligation does not apply, or (2) the Company decides, prior to the Original Issuance Date, (A) not to satisfy the Withholding Obligation by withholding shares of Common Stock from the shares otherwise due, on the Original Issuance Date, to you under this Award, and (B) not to permit you to enter into a “same day sale” commitment with a broker-dealer (including but not limited to a commitment under a 10b5-1 Arrangement) and (C) not to permit you to pay your Withholding Obligation in cash, then the shares that would otherwise be issued to you on the Original Issuance Date will not be delivered on such Original Issuance Date and will instead be delivered on the first business day when you are not prohibited from selling shares of the Company’s Common Stock in the open public market, but in no event later than December 31 of the calendar year in which the Original Issuance Date occurs (that is, the last day of your taxable year in which the Original Issuance Date occurs), or, if and only if permitted in a manner that complies with Treasury Regulations Section 1.409A-1(b)(4), no later than the date that is the 15th day of the third calendar month of the applicable year following the year in which the shares of Common Stock under this Award are no longer subject to a “substantial risk of forfeiture” within the meaning of Treasury Regulations Section 1.409A-1(d).

(c) To the extent the RSU Award is a Non-Exempt Award, the provisions of Section 11 of the Plan shall apply.

7.	LOCK-UP-PERIOD. By accepting your RSU Award, you agree that you will not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale with respect to any shares of Common Stock or other securities of the Company held by you, for a period of one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act or such longer period as the underwriters or the Company will request to facilitate compliance with FINRA Rule 2241 or any successor or similar rules or regulation (the “Lock-Up Period”); provided, however, that nothing contained in this section will prevent the exercise of a repurchase option, if any, in favor of the Company during the Lock-Up Period. You further agree to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriters that are consistent with the foregoing or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to your shares of Common Stock until the end of such period. You also agree that any transferee of any shares of Common Stock (or other securities) of the Company held by you will be bound by this Section 6. The underwriters of the Company’s stock are intended third party beneficiaries of this Section 6 and will have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

8.	TRANSFERABILITY. Except as otherwise provided in the Plan, your RSU Award is not transferable, except by will or by the applicable laws of descent and distribution.

9.	CORPORATE TRANSACTION. Your RSU Award is subject to the terms of any agreement governing a Corporate Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on your behalf with respect to any escrow, indemnities and any contingent consideration.

10.	NO LIABILITIES FOR TAXES. As a condition to accepting the RSU Award, you hereby (a) agree to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from the RSU Award or other Company compensation and (b) acknowledge that you were advised to consult with your own personal tax, financial and other legal advisors regarding the tax consequences of the RSU Award and have either done so or knowingly and voluntarily declined to do so.

11.	SEVERABILITY. If any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

12.	OTHER DOCUMENTS. You hereby acknowledge receipt of or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Prospectus. In addition, you acknowledge receipt of the Company’s Trading Policy.

13.	QUESTIONS. If you have questions regarding these or any other terms and conditions applicable to your RSU Award, including a summary of the applicable federal income tax consequences please see the Prospectus.